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                                                                    EXHIBIT 99.2


PRESS CONTACT:                                       INVESTOR CONTACT:
Nicole Russell                                       Ian Bailey
FitzGerald Communications                            FitzGerald Communications
415-336 7532                                         646-279 7439
nrussell@fitzgerald.com                              ibailey@fitzgerald.com



                       Metricom Announces Staff Reductions


San Jose, CA., June 26, 2001- Metricom Inc. (Nasdaq: MCOM), a leading high-speed wireless data services company, today announced staff reductions of approximately 23 percent.

"The continued focus on marketing and operating in our existing 15 markets, coupled with a strategic shift away from rapid widespread deployment, has significantly changed our staffing needs," said Ralph C. Derrickson, interim CEO. "Further, our critical need to conserve cash to continue our operations beyond August has led to this reduction in force. The Board of Directors and management team would like to thank these employees for their valuable contributions at Metricom."

Following today's reduction in headcount, the company will have 451 employees worldwide. The company continues to strive to maintain the technology and services prized by Metricom's partners and Ricochet users and to deliver enhancements to its core technology, which provides the fastest, most flexible communications solution on the market today.

"These steps reflect in part the changed dynamics in the capital markets," continued Derrickson. "We have a responsibility to our employees, partners, and investors and recognize the need to manage expenses aggressively. We continue to investigate our strategic options to support the company's future plans."





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ABOUT METRICOM
Metricom, Inc. is a leading high-speed wireless data company. With its high-speed Ricochet mobile access, Metricom is making "information anytime" possible-at home, at the office, on the road, and on many devices. Founded in 1985, Metricom has spent more than 15 years on the development of its distinctive MicroCellular Data Network (MCDN) technology. That experience has enabled Metricom to develop the fastest wireless mobile data networking and technology available today. Ricochet has been operating since 1995 at speeds up to 28.8 kbps. The new Ricochet, delivering user speeds of 128 kbps, is currently available in thirteen markets and is connected to two 28.8 kbps service areas (Seattle and Washington DC) to increase coverage for mobile professionals.

Metricom, MCDN, and Ricochet are registered trademarks of Metricom, Inc. All other trademarks are the property of their respective owners.

Statements made in this press release that are not historical facts, including those related to future market conditions, the company's ability to obtain additional funding or continue its operations beyond August 2001, future competitors, future partners, future products, future viability, market rollouts and future technology, are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Among other things, additional competition from existing and future competitors may impact the market. Projections of market size, partners, market acceptance, technological rollout and competition are estimated based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. All forward-looking statements are subject to the successful completion of the actions described in this press release. In addition to the factors set forth elsewhere in this press release, the economic, competitive, governmental, technological and other factors identified in Metricom's filings with the Securities and Exchange Commission could affect the forward looking statements contained in this press release.